EXHIBIT (A)(14)


[GLOBAL INDUSTRIAL TECHNOLOGIES, INC. LOGO]


FOR IMMEDIATE RELEASE
INVESTOR CONTACT:  GEORGE PASLEY                     MEDIA CONTACT:  LARRY NANCE
V.P. COMMUNICATIONS                  MANAGER, CORPORATE RELATIONS/PUBLIC AFFAIRS
214-953-4510                                                      214-953-4518
WEB SITE:  PRNEWSWIRE.COM/GIX

                   GLOBAL INDUSTRIAL TECHNOLOGIES RECEIVES FTC
                       REQUEST FOR ADDITIONAL INFORMATION

DALLAS, TEXAS (APRIL 1, 1998) -- Global Industrial Technologies, Inc. (NYSE:
GIX) announced today that it has received a request from the Federal Trade Commission for additional information in connection with the FTC's review of the required filings under the Hart-Scott-Rodino Antitrust Improvements Act made by Global Industrial Technologies and A.P. Green Industries, Inc. (NYSE: APK) in connection with Global Industrial Technologies' cash tender offer for all of the outstanding common shares of A.P. Green, which was previously announced on March 4, 1998.

The effect of the FTC's request is to extend the waiting period under the HSR Act during which the tender offer may not be consummated for an additional 10 days after the receipt by the FTC of all additional information requested. In addition to the expiration or termination of the waiting period under the HSR Act, the consummation of the tender offer is subject to the satisfaction of certain other customary conditions precedent.

The tender offer is currently scheduled to expire at 12:00 midnight, EST, on Thursday, April 2, 1998, unless extended. It is anticipated that the tender offer period will be extended.

Global Industrial Technologies is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Its Harbison-Walker subsidiary operates 15 refractory plants in five countries, including the United States, Canada, Mexico, Chile and Germany.

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Statements the Company may publish, including those in this announcement, that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause the Company's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the Company's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicity of the markets for the products of a major segment, litigation, significant cost variances, the effects


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of acquisitions and divestitures, and other risks described from time to time in the Company's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.


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